Exhibit 99.1

Contact:
Abaxis, Inc.	Lytham Partners, LLC
Clint Severson, Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
510-675-6500	602-889-9700

Abaxis Reports Financial Performance for the Second Quarter of Fiscal 2017

Union City, California – October 25, 2016 - Abaxis, Inc. (NasdaqGS: ABAX), a global diagnostics company manufacturing point-of-care blood analysis instruments and consumables for the medical and veterinary markets worldwide, today reported financial results for the second fiscal quarter ended September 30, 2016.

Second quarter overview:
•	Revenues of $58.6 million, up 5% over last year’s comparable quarter.
•
Diluted net income per share from continuing operations of $0.51, compared to $0.34 from last year, up 50%. Diluted net income per share for the second quarter includes the effect of the gain from the sale of an equity method investment. Excluding the effect of this gain, non-GAAP net income per share from continuing operations was $0.34 for the second quarter of fiscal 2017.

Revenues highlights:
•	Medical market revenues of $9.4 million, up 9% over last year’s comparable quarter.
•	Veterinary market revenues of $48.3 million, up 4% over last year’s comparable quarter.
•
Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i-STAT cartridges and rapid tests, of $45.5 million, up 9% over last year’s comparable quarter.

•	Total medical and veterinary reagent disc revenues of $31.7 million, up 3% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 2.6 million units, up 8% over last year’s comparable quarter.
•	Total medical and veterinary instrument revenues of $9.8 million, down 15% compared to last year’s comparable quarter.
•	Total medical and veterinary instrument sales of 1,443 units, down 4% compared to last year’s comparable quarter.
•	North America revenues of $47.0 million, up 4% over last year’s comparable quarter.
•	International revenues of $11.5 million, up 7% over last year’s comparable quarter.

Other financial highlights:
•	Gross profit of $32.3 million, up 1% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of September 30, 2016 of $161.1 million.
•	Abaxis paid dividends of $2.7 million, or $0.12 per share during the second quarter of fiscal 2017.

Management Discussion

Clint Severson, chairman and chief executive officer of Abaxis, said, “The results of the second quarter of fiscal 2017 continued to build on the progress achieved in the first quarter of the year. Medical market revenues increased nine percent and veterinary market revenues grew by four percent, compared to the same period last year. Consumables sales accounted for 78% of total revenues and increased by nine percent during the quarter, compared to the same period last year. Additionally, we achieved international sales growth of seven percent over the same period last year. We were particularly pleased with revenue growth of 19% in medical reagent discs over the same period last year and unit sales of medical reagent discs now account for 40% of total reagent disc unit sales. We have made consistent progress in building our medical business, which we believe has significant growth prospects in the coming years. Our business model has generated consistent growth as we have continued to invest and work on a number of new initiatives that we believe will move us to the next level of our development.”

“During the second quarter, we achieved some key milestones with the successful completion of development of our FUSE web-based integration system that provides connectivity between our point-of-care diagnostic instruments and the veterinary practice management systems, which we refer to as PMS. We believe the seamless connectivity between PMS and our leading edge point-of-care diagnostic instruments is a significant advantage in the market place. We have successfully completed the rollout of our VetScan hematology instruments into Banfield Pet Hospitals. We are pleased with positive feedback on the instrument performance and our level of service. Additionally, our VetScan VUE, an app-based automated rapid assay test reader released last quarter, continued to gain positive traction, as our rapid test revenues grew 37% during the quarter, compared to the same period last year.”

Mr. Severson concluded, “All of this is done against the backdrop of the strong financial foundation of the company. At the end of the quarter, cash, cash equivalents and short- and long-term investments totaled $161.1 million. We continued to manage the company conservatively and fund operations, as well as our quarterly dividend, from internally generated cash flow.”

Results of Operations

Quarterly Results

For the fiscal quarter ended September 30, 2016, Abaxis reported revenues from continuing operations of $58.6 million, as compared with revenues of $56.0 million for the comparable period last year, an increase of 5%. Revenues from sales of instruments, which include chemistry analyzers, hematology instruments, VSpro specialty analyzers and i‑STAT analyzers, decreased by $1.8 million, or 15%, compared to the same period last year. Revenues from sales of consumables, which include reagent discs, hematology reagent kits, VSpro specialty cartridges, i‑STAT cartridges and rapid tests, increased by $3.8 million, or 9%, over the same period last year. Abaxis reported net income from continuing operations of $11.5 million (which includes a gain from sale of an equity method investment of $3.8 million after tax) for the fiscal quarter ended September 30, 2016, compared to $7.8 million for the fiscal quarter ended September 30, 2015. Abaxis’ effective tax rate in the fiscal quarter ended September 30, 2016 was 36%, compared to 36% for the same period last year. Abaxis reported diluted net income per share of $0.50 (calculated based on 22,745,000 shares) for the fiscal quarter ended September 30, 2016, compared to $0.34 per share (calculated based on 22,863,000 shares) for the same period last year.

Six-Month Results

For the six-month period ended September 30, 2016, Abaxis reported revenues from continuing operations of $116.2 million, as compared with revenues of $109.1 million for the comparable period last year, an increase of 7%. Revenues from instrument sales decreased by $0.4 million, or 2%, compared to the same period last year. Revenues from consumables sales, increased by $6.7 million, or 8%, over the same period last year. Abaxis reported net income from continuing operations of $18.4 million (which includes a gain from sale of an equity method investment of $3.8 million after tax) for the six-month period ended September 30, 2016, compared to $14.8 million for the six month period ended September 30, 2015. Abaxis’ effective tax rate in the six-month period ended September 30, 2016 was 36%, compared to 36% for the same period last year. Abaxis reported diluted net income per share of $0.81 (calculated based on 22,720,000 shares) for the six-month period ended September 30, 2016, compared to $0.65 per share (calculated based on 22,876,000 shares) for the same period last year.

Other Reported Information

In August 2016, Abaxis sold its 15% equity ownership interest in Scandinavian Micro Biodevices APS (“SMB”) as a result of Zoetis Inc.’s acquisition of SMB. The total purchase price for Abaxis’ equity method investment in SMB was approximately $9.7 million in cash, subject to a holdback for certain adjustments that may occur. The holdback payment is expected to be released 18 months following the closing date. In connection with the sale, Abaxis received a cash payment of $8.5 million and recorded a pre-tax gain of $6.1 million ($3.8 million after tax) on the sale of its equity method investment during the three and six months ended September 30, 2016.

Non-cash compensation expense recognized for share-based awards during the three months ended September 30, 2016 and 2015 was $3.1 million and $3.0 million, respectively. Abaxis paid $2.7 million in cash dividends to shareholders during the second quarter of fiscal 2017.

Conference Call

Abaxis has scheduled a conference call to discuss its financial results at 4:15 p.m. Eastern Time on Tuesday, October 25, 2016. Participants can dial (844) 855-9498 or (412) 317-5496 to access the conference call, or can listen via a live Internet webcast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com. A replay of the call will be available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, confirmation code 10094876, through November 1, 2016. This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis

Abaxis, Inc. is a worldwide developer, manufacturer and marketer of portable blood analysis systems that are used in a broad range of medical specialties in human or veterinary patient care to provide clinicians with rapid blood constituent measurements. Our mission is to improve the efficiency of care delivery to and the quality of life of patients in the medical and veterinary markets. We provide leading edge technology and tools that support best medical practices, enabling physicians and veterinarians to respond to the health needs of their clients at the point of care while operating economical and profitable practices. For more information, visit http://www.abaxis.com.

Non-GAAP Financial Measures

To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses the non-GAAP financial measures of non-GAAP net income per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. Abaxis defines non-GAAP net income per share as net income per share excluding from net income the recognized gain from the sale of an equity method investment and related costs, including the portion of our income tax provision associated with such gain. Abaxis uses this non-GAAP financial measure for financial and operational decision making and as a means to evaluate period-to-period comparisons. Management believes that this non-GAAP financial measure provides meaningful supplemental information regarding Abaxis’ performance and liquidity by excluding certain income, such as gain from sale of an equity method investment and related costs, that may not be indicative of recurring core business operating results or operating performance. A reconciliation from GAAP net income per share to non-GAAP net income per share has been provided in the financial statement tables included below in this press release.

Forward Looking Statements

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ growth prospects in the coming years, the ability of Abaxis’ investments and work on new initiatives to move Abaxis to the next level of development, the advantage that seamless connectivity between PMS and Abaxis’ leading edge point-of-care diagnostics instruments provides in the market place, the strength of Abaxis’ performance in future periods and payment of future cash dividends. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts. Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to risks related to Abaxis’ manufacturing operations, including the vulnerability of its manufacturing operations to potential interruptions and delays and its ability to manufacture products free of defects, Abaxis’ ability to compete effectively, market acceptance of Abaxis’ products, fluctuations in quarterly operating results and difficulty in predicting future results, the performance of Abaxis’ independent distributors and Abaxis’ ability to manage their inventory levels effectively, expansion of Abaxis’ sales and marketing and distribution efforts, Abaxis’ dependence on Abbott Point of Care, Inc. for its U.S. medical sales, dependence on sole or limited source suppliers, the effect of exchange rate fluctuations on international operations, dependence on key personnel, risks related to the protection of Abaxis’ intellectual property or claims of infringement of intellectual property asserted by third parties. Readers should also refer to the section entitled “Risk Factors” in Abaxis’ Annual Report on Form 10-K, and subsequently filed quarterly reports on Form 10-Q filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statements were made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables to Follow

ABAXIS, INC.
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues	$58,552	$55,975	$116,248	$109,065
Cost of revenues	26,294	24,013	51,989	47,711
Gross profit	32,258	31,962	64,259	61,354
Operating expenses:
Research and development	4,906	4,689	10,139	9,412
Sales and marketing	11,254	10,785	23,078	21,371
General and administrative	4,353	4,319	8,555	7,777
Total operating expenses	20,513	19,793	41,772	38,560
Income from operations	11,745	12,169	22,487	22,794
Interest and other income (expense), net	6,279	126	6,249	485
Income from continuing operations before income tax provision	18,024	12,295	28,736	23,279
Income tax provision	6,537	4,472	10,359	8,461
Income from continuing operations	11,487	7,823	18,377	14,818
Discontinued operations
Loss from discontinued operations, net of tax	(55)	(7)	(55)	(7)
Net income	$11,432	$7,816	$18,322	$14,811

Net income per share:
Basic
Continuing operations	$0.51	$0.34	$0.82	$0.65
Discontinued operations	-	-	(0.01)	-
Basic net income per share	$0.51	$0.34	$0.81	$0.65
Diluted
Continuing operations	$0.51	$0.34	$0.81	$0.65
Discontinued operations	(0.01)	-	-	-
Diluted net income per share	$0.50	$0.34	$0.81	$0.65

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,522	22,701	22,494	22,663
Weighted average common shares outstanding - diluted	22,745	22,863	22,720	22,876

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	September 30, 2016	March 31, 2016
Current assets:
Cash and cash equivalents	$90,393	$88,323
Short-term investments	55,120	41,474
Receivables, net	35,269	35,148
Inventories	36,233	35,131
Prepaid expenses and other current assets	4,795	6,351
Net deferred tax assets, current	4,811	4,810
Current assets of discontinued operations	48	961
Total current assets	226,669	212,198
Long-term investments	15,584	22,458
Investment in unconsolidated affiliate	3,000	2,705
Property and equipment, net	32,452	26,842
Intangible assets, net	1,248	1,324
Net deferred tax assets, non-current	4,508	3,903
Other assets	4,978	1,950
Total assets	$288,439	$271,380

Current liabilities:
Accounts payable	$7,270	$7,292
Accrued payroll and related expenses	9,238	8,349
Accrued taxes	31	1,145
Current liabilities of discontinued operations	76	112
Other accrued liabilities	9,629	9,393
Deferred revenue	1,634	1,600
Warranty reserve	1,539	1,281
Total current liabilities	29,417	29,172
Non-current liabilities:
Deferred revenue	1,790	2,274
Warranty reserve	2,411	1,927
Net deferred tax liabilities	277	384
Notes payable, less current portion	328	379
Other non-current liabilities	1,089	932
Total non-current liabilities	5,895	5,896
Total liabilities	35,312	35,068
Shareholders' equity:
Common stock	130,906	127,016
Retained earnings	122,222	109,303
Accumulated other comprehensive loss	(1)	(7)
Total shareholders' equity	253,127	236,312
Total liabilities and shareholders' equity	$288,439	$271,380

The following table presents our revenues by source for the three and six months ended September 30, 2016 and 2015.

Revenues by Geographic Region and Customer Group
(Unaudited and in thousands)

	Three Months Ended September 30,		Six Months Ended September 30,
	2016	2015	2016	2015
Revenues by Geographic Region
North America	$47,017	$45,176	$93,790	$87,487
International	11,535	10,799	22,458	21,578
Total revenues	$58,552	$55,975	$116,248	$109,065

Revenues by Customer Group
Medical Market	$9,381	$8,631	$18,478	$17,315
Veterinary Market	48,290	46,599	96,021	90,188
Other	881	745	1,749	1,562
Total revenues	$58,552	$55,975	$116,248	$109,065

The following table presents our calculation of non-GAAP net income and non-GAAP net income per share to exclude from net income the recognized gain from the sale of an equity method investment and related costs, including the portion of our income tax provision associated with such gain in the three and six months ended September 30, 2016.

Non-GAAP Net Income and Non-GAAP Net Income Per Share
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2016			Six Months Ended September 30, 2016
	GAAP Results	Adjustments (1)	Non-GAAP Results	GAAP Results	Adjustments (1)	Non-GAAP Results
Income from operations	$11,745	$-	$11,745	$22,487	$-	$22,487
Interest and other income (expense), net	6,279	(6,054)	225	6,249	(6,054)	195
Income from continuing operations before income tax provision	18,024	(6,054)	11,970	28,736	(6,054)	22,682
Income tax provision	6,537	(2,292)	4,245	10,359	(2,292)	8,067
Income from continuing operations	11,487	(3,762)	7,725	18,377	(3,762)	14,615
Discontinued operations
Loss from discontinued operations, net of tax	(55)	-	(55)	(55)	-	(55)
Net income	$11,432	$(3,762)	$7,670	$18,322	$(3,762)	$14,560

Net income per share:
Basic
Continuing operations	$0.51		$0.34	$0.82		$0.65
Discontinued operations	-		-	(0.01)		-
Basic net income per share	$0.51		$0.34	$0.81		$0.65
Diluted
Continuing operations	$0.51		$0.34	$0.81		$0.64
Discontinued operations	(0.01)		-	-		-
Diluted net income per share	$0.50		$0.34	$0.81		$0.64

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,522		22,522	22,494		22,494
Weighted average common shares outstanding - diluted	22,745		22,745	22,720		22,720

(1) To eliminate adjustments for gain on sale of an equity method investment and related income tax effect recorded in the three and six months ended September 30, 2016.